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                                                                    Exhibit 99.1


[GRAPHIC OMITTED]

              INFORMATION HOLDINGS AGREES TO ACQUIRE LIQUENT, INC.
                    IN A CASH TENDER OFFER AT $2.27 PER SHARE

         STAMFORD, CT, NOVEMBER 14, 2001 - Information Holdings Inc. (NYSE: IHI) today announced that it has signed an agreement to acquire Liquent, Inc. (NASDAQ: LQNT). IHI will commence a tender offer to acquire all outstanding shares of Liquent common stock for cash consideration of $2.27 per share. The transaction has been approved by the Board of Directors of both IHI and Liquent and shareholders representing 47% of Liquent's outstanding shares have agreed to tender their shares.

         Liquent (formerly ESPS) is a leading provider of application software and related services, primarily to the life sciences industry. Its products are used by leading pharmaceutical, biotechnology and contract research organizations to create new drug applications, reports, proposals and technical documentation.

         Liquent will become part of IHI's Intellectual Property (IP) Group. Liquent's services will be packaged with IHI's regulatory services (IDRAC) and IP databases (MicroPatent) over time to provide a unique total solution to life science organizations worldwide.

         Commenting on the announcement, Mason Slaine, IHI's President & CEO said, "Liquent has a well-established market position based on its powerful technologies and high value-added services. IHI's complementary strengths will enable the combined businesses to leverage content, customer relationships, technologies and product development in the important life sciences industry."

         Rick Dool, Liquent's President and CEO stated, "IHI's purchase represents a compelling opportunity for our shareholders and we are pleased to become an Information Holdings company. Our new ownership and the relationships with IHI's IDRAC and other IP businesses will enable us to provide even more value to our customers."
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         IHI will commence the tender offer within two weeks. The completion of the tender offer is contingent on, among other things, IHI receiving greater than 50% of the Liquent shares. The transaction is expected to be completed during the first quarter of 2002. Wachovia Securities is acting as financial advisor to IHI in the transaction.

ABOUT INFORMATION HOLDINGS INC.
Information Holdings Inc. is a leading provider of information products and services to scientific, technical, medical, intellectual property and IT learning markets. Through its Intellectual Property Group, which includes MicroPatent(R), Master Data Center(TM), IDRAC(R) and LPS Group, the Company provides a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. The Company is recognized as a leading provider of intellectual property information over the Internet. The Company's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. The Company's Transcender(R) unit is a leading online provider of IT certification test-preparation products. Its products include exam simulations for certifications from major hardware and software providers. Information Holdings Inc. is listed on the New York Stock Exchange and trades under the symbol: IHI.

This press release includes statements that may constitute forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

For further information, contact:
Vincent A. Chippari
Information Holdings Inc.
203-961-9208
vchippari@informationholdings.com